Certificate of Designation


     The undersigned, being the Secretary of EVERGREEN VARIABLE TRUST, a trust with transferable shares under Massachusetts law (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 3.1 of the Agreement and Declaration of Trust, dated June 28, 1994 (and as so amended, referred to as the "Declaration of Trust"), and by action taken at the meeting of the Trustees of the Trust held on November 8, 1996, a new series of the Trust, having one class of shares, to be known as "EVERGREEN VA AGGRESSIVE GROWTH FUND" is designated and established effective as of December 17 , 1996;

     IN WITNESS WHEREOF, the undersigned has set her hand and seal this th day of December, 1996.


                                                            /s/Joan V. Fiore
                                                              Joan V. Fiore
                                                              Secretary



                                                 ACKNOWLEDGMENT


STATE OF NEW YORK    ] ss
COUNTY OF NEW YORK   ]


         Then personally appeared the above-named Joan V. Fiore and acknowledged the foregoing instrument to be her free act and deed.

                                                     Before me



                                                     Notary Public

                                                     My commission expires:





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